Exhibit 10.7
THE BOWNE & CO., INC.
STOCK PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED EFFECTIVE
DECEMBER 31, 2008)
Effective December 31, 2008 Bowne & Co., Inc., a corporation organized under the laws of the State of Delaware, hereby amends and restates the Bowne & Co., Inc. Stock Plan for Directors (the “Plan”), first established November 20, 1997 and as thereafter amended from time to time, for the benefit of members of the Bowne & Co., Inc. Board of Directors. Amounts deferred and vested under the Plan prior to January 1, 2005 shall be grandfathered and therefore shall continue to be governed by the terms of the Plan as in effect on October 3, 2004. Any amendments to the Plan on or after October 4, 2004 will not affect the foregoing grandfathered amounts unless specifically stated.
1.	Purpose. The Plan is intended to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between members of the Board and the shareholders of the Company.

2.	Definitions. As used in the Plan, the following terms have the respective meanings:
(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Change in Control” means in accordance with the requirements of Section 409A of the Code, the occurrence of one of the following events:
(a)	The date any one person, or more than one person acting as a group, acquires ownership of Stock of the Company that, together with Stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Stock of the Company.

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Stock of the Company possessing 30 percent or more of the total voting power of the Stock of the Company.

(c)	The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(d)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Any determination of the occurrence of any Change in Control made in good faith by the Board, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.
(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation and Management Development Committee of the Board, or other persons designated by the Board, and shall be comprised of “non-employee directors” as defined pursuant to Rule 16b-3 under the Act. The Board may itself perform any function of the Committee (whether or not a Committee is then designated), in which case references to the “Committee” shall be deemed to also mean the Board.

(f)	“Company” means Bowne & Co., Inc.

(g)	“Conversion Rate” means, in the case of Deferred Stock Units, the dollar amount of the Mandatory Deferral, Voluntary Deferral or Matching Deferral divided by the Fair Market Value on the Payment Date.

(h)	“Deferred Stock Unit” means a bookkeeping entry, equivalent in value to Stock, credited pursuant to Section 5 or Section 6.

(i)	“Director” means any member of the Board not employed by the Company or any subsidiary thereof.

(j)	“Disability” means any one of the following:
a.	The Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

b.	The Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

c.	The Director is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

d.	The Director is determined to be disabled in accordance with a disability insurance program; provided that the definition of disability applied under such disability insurance program complies with the requirements of paragraph a. or b., above.
(k)	“Fair Market Value” means the fair market value of Stock, awards or other property as of the Grant Date as determined by the Committee or under procedures established by the Committee in accordance with the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the mean between the highest and lowest sales prices reported on a composite basis for Stock traded on the principal securities exchange or automated quotation system on which Stock is then traded for each day of the three day period following the Grant Date.

(l)	“Grant Date” means the date on which a Deferred Stock Unit is granted.

(m)	“Payment Date” means the date on which payment of the annual retainer or meeting and chairmanship fees would have been made to a Director without regard to any deferral of receipt of such payment by the Director under Sections 5, 6 or 7 of the Plan.

(n)	“Plan” means The Bowne & Co., Inc. Stock Plan for Directors, as in effect from time to time.

(o)	“Retirement” means retirement after age 60 or such earlier age as may be approved by the Board in writing, to the extent such retirement constitutes a separation from service for purposes of Section 409A of the Code.

(p)	“Stock” means shares of common stock of the Company.
3.	Shares Reserved Under the Plan. Subject to adjustment as provided in Section 10, the total number of shares of Stock reserved and available for delivery in connection with awards under the Plan shall be . Shares of Stock delivered under the Plan shall consist solely of authorized treasury shares. For purposes of the Plan, if any Deferred Stock Units or option is forfeited, an option expires for any reason without having been exercised in full, or a Deferred Stock Unit is settled in cash, the shares subject to such award will again be available for delivery under the Plan.

4.	Administration. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. The Committee is authorized to interpret the plan, to establish, amend or rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee shall interpret and administer the Plan in a manner that will permit any options to be exempt from the restrictions of Section 409A of the Code and that will permit the Deferred Stock Units to comply with the requirements of Section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Board setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

5.	Mandatory Deferral of Annual Retainer. Each Director shall receive 50% of his or her annual retainer in the form of Deferred Stock Units beginning as of January 1, 1998. Such Deferred Stock Units shall be credited to an account maintained for the Director on the books of the

Company, as of the Payment Date. Beginning March 31, 2000, the number of Deferred Stock Units (including fractional Deferred Stock Units) to be credited shall be determined by dividing the amount of annual retainer to be deferred into Deferred Stock Units by the Fair Market Value on the Payment Date. The number of Deferred Stock Units credited at a Payment Date before March 31, 2000 was governed by the terms of the Plan as then in effect. Beginning January 1, 2003, each director will receive an annual retainer equal to $50,000, of which $30,000 must be mandatorily deferred into Deferred Stock Units (DSUs). Beginning January 1, 2008, $50,000 of the $85,000 annual retainer must be mandatorily deferred into Deferred Stock Units using the Conversion Rate. The amount of such mandatory deferral, if any, shall be adjusted from time to time by the Board.

6.	Voluntary Deferral of Annual Retainer. Subject to such approvals and conditions as the Committee may impose, each Director may elect, no later than December 31 of the year prior to the year that such payments will be earned, to receive up to the remaining 50% of the annual retainer payable on or after January 1, 1998 in the form of Deferred Stock Units (a “Voluntary Deferral”) using the Conversion Rate. Beginning January 1, 2003, each Director will receive an annual retainer equal to $50,000, of which $30,000 must be mandatorily deferred as Deferred Stock Units or non-qualified stock options. Each Director may elect, no later than December 31 of the year prior to the year that such payments will be earned, to receive the remaining $20,000 in the form of Deferred Stock Units or stock options. Beginning January 1, 2008, each Director will receive an annual retainer equal to $85,000, of which $50,000 must be mandatorily deferred as Deferred Stock Units. Each Director may elect, no later than December 31 of the year prior to the year that such payments will be earned, to receive the remaining $35,000 in the form of Deferred Stock Units (in each year, being a “Voluntary Deferral”). The conversion price for deferred fees will be determined using the Conversion Rate. If a Director elects to make a Voluntary Deferral, then the Committee shall also award to that Director additional Deferred Stock Units (a “Matching Deferral”) equal to the product of .2 times the amount of Deferred Stock Units otherwise credited as a result of such Voluntary Deferral. Such Matching Deferrals and Voluntary Deferrals shall be credited to the account maintained for the Director on the books of the Company, as of the Payment Date.

7.	Payment and Deferral of Committee and Chairmanship Retainers. The Committee may, at its discretion, make available to a Director the ability to elect, no later than December 31 of the year prior to the year that such payments will be earned, (or such other dates as may be approved by the Committee, provided that any such date shall ensure effective deferral of taxation and otherwise comply with applicable laws), to receive his or her fees and retainers otherwise payable for (a) attending Board (or Committee) meetings; (b) serving on a committee, and/or (c) serving as Chair of a Board committee in the form of an additional Voluntary Deferral using the Conversion Rate. If a Director makes such an election, then the Committee shall also award to that Director additional Deferred Stock Units equal to the product of .2 times the amount of Deferred Stock Units otherwise credited as a result of such Fee Deferral. Such additional Matching Deferrals and Voluntary Deferrals shall be credited to the account maintained for the Director on the books of the Company, as of the Payment Date. Any such election shall be subject to such approvals and conditions as the Committee may impose.

8.	Dividend Equivalents. Each Director to whom Deferred Stock Units have been credited shall also be credited, from time to time, with additional Deferred Stock Units equal to the aggregate dividends paid on the Stock represented by the Deferred Stock Units credited to each Director on the record date of such dividend, divided by the Fair Market Value of the Stock on the date each dividend is paid.

9.	Designation of Beneficiary. A Director may designate a person or person as the beneficiary or beneficiaries who, in the event of the Director’s death prior to receipt of all the Stock due under the Plan, shall receive such Stock. The Director may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Director and received by the Secretary of the Company (or the Secretary’s designate). If the Director does not designate a beneficiary or the beneficiary dies prior to receiving an installment of Stock, Stock payable under the Plan shall be paid to the Director’s estate. If the beneficiary dies after the Director, any amounts remaining to be paid to the beneficiary shall be paid to the beneficiary’s estate.

10.	Corporate Change. If (i) the Company shall at any time be involved in a transaction described in Subsection (a) of Section 424 of the Code; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, the Stock; or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number of Deferred Stock Units or options outstanding under the Plan, the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve the Director’s rights substantially proportionate to the rights existing prior to such event. In addition, the Committee shall appropriately adjust the number and kind of shares reserved and available for awards under the Plan. The judgment of the Committee with respect to any matter referred to in the paragraph shall be conclusive and binding upon each Director.

11.	Termination of Board Service. Ninety days following the termination of Board service by a Director, or ninety days following the separation from service by a Director, if later, the Director will receive, net of any applicable withholdings, Stock equal in number to 50% of the Deferred Stock Units credited to the Director’s account. Such Director shall receive Stock equal in number to the remaining 50% of the Deferred Stock Units credited to such account on the first anniversary of such date. Any fractional shares remaining after the final installment is received by the Director shall be paid in cash based on the Fair Market Value of the Stock on the final payment date. In the event a Director is a “specified employee” as defined in a resolution of the Board of Directors setting forth such rules in accordance with Section 409A of the Code, no payment shall be made to the Director for the first six months following the separation from service but shall be accumulated and paid on the first day of the seventh month following the termination date.

12.	Change in Control. Within 30 days following a Change in Control, the Company shall make a lump-sum payment in cash (representing full payment of the Director’s Deferred Stock Unit account) to a Director, where each Deferred Stock Unit shall be valued at the greater of (a) the Fair Market Value of a share of Stock on the date of payment or (b) the highest price per share of Stock paid in the transaction or transactions constituting the Change in Control.

13.	Forfeiture of Deferred Stock Units and Options. No Director or other person shall have any right to receive the Stock upon exercise of an option or equal to the Deferred Stock Units credited to such Director’s account and the Company’s obligation, with respect to such Director, under the Plan shall be extinguished if the Board of Directors, based upon the recommendation of the Committee, concludes, prior to a Change in Control, in its sole discretion, that the Director engaged in conduct that had a material adverse effect on the Company (including, but not limited to, divulging confidential information of the Company or engaging in competition with the Company).

14.	Compliance with Legal and Other Requirements. The Company may postpone the issuance or delivery of Stock or payment of other benefits under any Deferred Stock Unit or option if the Company reasonably anticipates that the delivery of such Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Director to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations provided however that delivery of Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.

15.	Transferability. A Director’s right and interest under the Plan, including his or her Deferred Stock Units and options, may not be assigned or transferred, except as provided in Section 9 hereof, and any attempted assignment or transfer shall be null and void.

16.	No Right to Service. Neither participation in the plan nor any action under the Plan shall be construed to give any Director a right to be retained in the service of the Company.

17.	Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

18.	Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Director, including without limitation, the estate of such Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Director’s creditors.

19.	Plan Amendment. The Board may amend the Plan as it deems necessary or appropriate, but not in a manner that reduces a Director’s Deferred Stock Units or options, except in accordance with Section 10, above.

20.	Plan Termination. The Board may terminate this Plan (in whole or in part) at any time. However, if so terminated, prior awards shall, at the discretion of the Board either (a) become immediately payable to the extent permitted under Section 409A of the Code or if not, (b) remain outstanding and in effect accordance with their applicable terms and conditions.

21.	Governing Law. The validity, constructions and effect of the Plan and any actions take or relating to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of New York, and applicable provisions of the Delaware General Corporation Law.

22.	Effective Date. This amended and restated Plan shall be effective as of December 31, 2008.